Securities and Exchange Commission
                             Washington, D.C. 20579



                                    Form 8-K
                                 Current Report


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) - June 22, 2000

                           MAHASKA INVESTMENT COMPANY


             (Exact name of registrant as specified in its charter)


         Iowa                       0-24630                   42-1003699
     (State of other              (Commission               (IRS Employer
     jurisdiction of              File Number)              Identification No.)
     incorporation)


                  222 First Avenue East, Oskaloosa, Iowa 52577
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (515) 673-8448

Item 5.  Other Events.

On June 22, 2000, the directors of Mahaska Investment Company (the Company) elected James G. Wake, Michael R. Welter, and Edward C. Whitham, Jr. to fill vacancies on the Company's board of directors. All of the newly-elected directors currently serve as outside directors for the Company's subsidiary banks.

James G. Wake is the general manager of an agricultural business from Oskaloosa, Iowa. He has served on the Mahaska State Bank board of directors since 1987. Mr. Wake was appointed to serve on the Company's board compensation committee.

Michael R. Welter is a self-employed general contractor from Sigourney, Iowa. Mr. Welter has served on the Central Valley Bank board of directors since 1997. He was appointed to the Company's board audit and compensation committees.

Edward C. Whitham, Jr. has served on the board of directors of Midwest Federal Savings and Loan Association since 1974. He is the president of an accounting and tax consulting firm in Burlington, Iowa. Mr. Whitham was appointed to the Company's board audit committee.

The newly-elected directors fill vacancies on the Company's board of directors created by the resignation of R. Spencer Howard effective February 29, 2000, the death of James F. Mathew on March 28, 2000, and the death of Martin L. Bernstein on April 28, 2000. The newly-elected directors will all be subject to election by the Company's shareholders at the 2001 annual meeting.

The election of individuals to fill vacancies increases the Company's board of directors to nine members. Other board members include: Richard R. Donahue, William D. Hassel, Charles S. Howard, David A. Meinert, John P. Pothoven, and John W. N. Steddom. Current outside directors serving on board committees include Richard R. Donahue on the audit committee and John W. N. Steddom on the compensation committee.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Mahaska Investment Company


                                       By: /s/ David A. Meinert
                                          -------------------------------------
                                          Name: David A. Meinert
                                          Title:   Executive Vice President
                                          and Chief Financial Officer
Date:  June 27, 2000